Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000 FACSIMILE: +1-212-455-2502

Direct Dial Number	E-mail Address

, 2024

New Pluto Global, Inc.

c/o Paramount Global

1515 Broadway

New York, New York 10036

Ladies and Gentlemen:

We have acted as counsel to New Pluto Global, Inc. (the “Company”), a Delaware corporation and a wholly-owned, direct subsidiary of Paramount Global (“Paramount”), a Delaware corporation, in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of up to 957,265,416 shares of Class B common stock, par value $0.001 per share (the “Shares”), in connection with the series of transactions (the “Transactions”) contemplated by the Transaction Agreement, dated as of July 7, 2024 (the “Transaction Agreement”), by and among Paramount, Skydance Media, LLC, a California limited liability company (“Skydance”), the Company, Pluto Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of the Company, Pluto Merger Sub II, Inc., a Delaware corporation and a wholly-owned, direct subsidiary of the Company, Sparrow Merger Sub, LLC, a California limited liability company and a wholly-owned, direct subsidiary of the Company, and the Upstream Blocker Holders (as defined in the Transaction Agreement) signatory thereto (solely with respect to certain sections of the Transaction Agreement as specified therein).

We have examined the Registration Statement, a form of the Amended and Restated Certificate of Incorporation of the Company (the “A&R Charter”) and the Transaction Agreement, both of which have been filed with the Commission as exhibits to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.

BEIJING   HONG KONG   HOUSTON   LONDON   LOS ANGELES   PALO ALTO   SÃO PAULO   TOKYO   WASHINGTON, D.C.

New Pluto Global, Inc.	- 2 -	, 2024

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, (A) when the A&R Charter has been duly filed with the Secretary of State of the State of Delaware and (B) when the Shares have been issued in accordance with the terms and conditions set forth in the Transaction Agreement, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the information statement/prospectus included in the Registration Statement.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP